EXHIBIT 10.16
875 Stevenson St, Suite 700
San Francisco, CA 94103
January 12, 2019
Craig Lisowski
Re: Offer of Employment by Nextdoor.com, Inc.
Dear Craig,
    We believe that you will add substantially to the team at Nextdoor, Inc. (the “Company”), and contribute greatly to the success of the Company by providing the extraordinary vision and leadership abilities that you have demonstrated throughout your career. On behalf of our entire team, we look forward to your help in taking the Company to the next level and are pleased to offer you the terms of employment set forth below:
1.Position. You will be appointed as Platform Integrity Lead, reporting to the Company’s CEO.
2.Compensation
(a) Base Salary. Your starting salary will be $250,000 per year (less withholding and applicable deductions). Your performance and salary will be subject to review on an annual basis. The salary will be payable in semi-monthly installments on the Company’s regular paydays and any compensation under this letter shall be subject to applicable withholdings and deductions.
(b) Signing Bonus. You are eligible for a cash bonus comprising of a $50,000 signing bonus provided that you remain employed with the Company for one year. This signing bonus will be made as a salary advance to you 30 days after the commencement of your employment, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Should you resign voluntarily, or if the Company terminates you with Cause (as defined below), in either case within one year of your first day of employment, you shall repay the signing bonus in full (the gross amount, without taking into account any net amount actually received after taxes), with such repayment to be in the form of a check, wire transfer, cash or cash equivalents, within 30 days of such termination or resignation.
(c) Benefits. As an employee of the Company, you will be eligible for company benefits (e.g., health insurance, 401(k), paid time off, etc.) in accordance with our policies for similarly-situated employees (which policies are subject to change from time to time).
(d) Vacation. You will be entitled to 15 days of paid vacation per year, accruing on a per paycheck basis according to the Company’s policy, subject to the accruing maximum of 260 hours of unused vacation at any time during your employment with the Company. Such vacation accrual shall be considered wages, which accrue as earned, and cannot be forfeited, even upon termination of employment, regardless of the reason for the termination. Upon termination of employment, all earned and unused vacation will be paid to you at your final rate of pay.
3.     Options. We will recommend to the Company’s Board of Directors (the “Board”) that you be granted an option (the “Option”) to purchase 350,000 shares of the Common Stock of the Company under the Company’s 2018 Equity Incentive Plan (the “Plan”). The per share exercise price of the Option will be equal to the fair market value of the Company’s Common Stock, as determined by the Board on the date of grant (the “Grant Date”). The Option will vest at the rate of 25% at the end of the first anniversary of your date of hire, and an additional 2.0833% of the original grant per full calendar month thereafter, so long as you remain employed by the Company. The Option will be subject to such additional terms and conditions as set forth in the Company’s standard form option agreement and the Plan. The vesting of the shares subject to the Option will be subject to acceleration as follows: (i) upon the closing of a Change of Control, and (ii) within 12 months after the closing of a Change of Control, if your employment with the Company is terminated without Cause or you resign for a Good Reason, then all of the remaining unvested shares subject to the Option shall immediately become vested shares, but only if you return and make effective a general release of claims in a form prescribed by the Company within sixty (60) days following your termination (the “Release Condition”).
The Option is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by the Board.
4.    Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment, which is attached hereto as Exhibit A. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company. You represent that your signing of this offer letter and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers. Notwithstanding anything in this Agreement to the contrary, you may engage in charitable activities and community affairs.
5.At-Will Employment. While we look forward to a profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means your employment or other relationship can be terminated by either of us for any reason, at any time, with or without prior notice, and with or without cause. You should regard any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment or service for any particular period of time. Any modification or change in your at-will employment status may only occur by way of a written employment agreement signed by you and an authorized officer of the Company (other than you) and approved by the Board.
6.Severance. In the event of your termination of service without Cause or your resignation for Good Reason, provided that you satisfy the Release Condition, you will be entitled to a lump-sum cash payment equal to three-months of your then current base salary, payable on the 61st day following the date of your termination.
7.Definitions. For purposes of this letter, the following terms have the meanings set forth below:
“Change of Control” means (i) a sale of all or substantially all of the Company’s assets, or (ii) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company.
“Cause” for your termination will exist at any time after the happening of one or more of the following events: (i) any willful and material violation by you of any law or regulation applicable to the business of the Company or a parent or subsidiary of the Company, (ii) your conviction for, or guilty plea to, a felony or a crime involving moral turpitude or any willful perpetration by you of a common law fraud, (iii) your commission of an act of personal dishonesty which involves personal profit in connection with the Company or any other entity having a business relationship with the Company, (iv) any material breach by you of any provision of any agreement or understanding between the Company or any parent or subsidiary of the Company and you regarding the terms of your service as an employee to the Company or a parent or subsidiary of the Company, or any breach of any applicable invention assignment and confidentiality agreement or similar agreement between you and the Company, (v) your disregard of the policies or regulations of the Company or any parent or subsidiary of the Company so as to cause material loss, damage or injury to the property, reputation or employees of the Company or a parent or subsidiary of the Company, (vi) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its director, officers or employees, if the Company has requested your cooperation, or (vii) your willful and continuing failure to perform assigned duties after receiving written notification of the failure from the Company or its directors or officers.
“Good Reason” shall mean any of the following taken without your written consent and provided (a) the Company receives, within thirty (30) days following the occurrence of any of the events set forth in clauses (i) through (iii) below, written notice from you indicating the specific basis for your belief that you are entitled to terminate employment for Good Reason, (b) the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) you terminate employment within ten (10) days following expiration of such cure period: (i) a material decrease in your annual base compensation, other than in connection with a general decrease applied to similarly-ranked executives of the Company; (ii) a requirement by the Company that you regularly work out of an office location that increases your one-way commute by more than twenty-five (25) miles based on your primary residence at the time the relocation is announced; or (iii) a material diminution in your authority, duties, or responsibilities (provided, however, that having a similar position, authority, duties or responsibilities after a Change in Control with respect to a division or line of business, rather than a substantially comparable position, authority, reporting structure, duties or responsibilities with respect to the Company’s successor or acquirer, as a whole, shall not alone be considered such a diminution and that a mere change in title, a change in the person or office to which you report shall not constitute “Good Reason”).
8.Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office. Your anticipated start date is November 26, 2018, which shall be determined by mutual agreement between you and the Company.
9.Background Check. This offer is contingent upon a satisfactory verification of your prior employment history, education, criminal background and/or any other necessary reference checks, and clearance of any conflicts of interest. This offer can be rescinded based upon data received in the verification.
10.Arbitration. You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s private, or proprietary, or confidential or trade secret information. All arbitration hearings shall be conducted in San Francisco County, California. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.
11.Successors, Binding Agreement. This Agreement shall not automatically be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation, whether or not the Company is the surviving or resulting corporation, or upon any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation, or transfer of assets, the provisions of this Agreement shall bind and inure to the benefit of the surviving or resulting corporation, or the corporation to which such assets shall have been transferred, as the case may be.
12.Section 409A. Any severance benefits provided in this letter shall be payable only to the extent that your termination of service constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). Notwithstanding any provision to the contrary in this letter, if you are deemed at the time of your termination of service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent delayed commencement of any portion of the benefits to which you are entitled pursuant to this letter is required in order to avoid a prohibited distributions under Section 409(a)(2)(B)(i) of the Code which would subject you to a tax obligation under Section 409A of the Code, such portion of your benefits will not be provided to you until the earlier of (a) the expiration of the six-month period measured from the date of your termination or (b) the date of your death. Upon expiration of the applicable period, all payments deferred pursuant to this section will be paid to you in a single lump sum. It is intended that all severance benefits and other payments under this letter qualify, to the greatest extent possible, for the short-term deferral exemption under Section 409A of the Code and, if that and any other exemption under Section 409A is not available, to comply with the requirements of Section 409A of the Code. To the extent any payment under this letter may be classified as a “short-term deferral” within the meaning of Section 409A, such payment will be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), any right to receive installment payments pursuant to this letter shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

13.Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without giving effect to California’s choice of law rules.
14.Entire Agreement. This Agreement, together with agreements referred to herein, including the Employee Invention Assignment and Confidentiality Agreement form the complete and exclusive statement of your employment agreement with the Company. Such documents supersede all prior understandings, agreements and promises, whether oral or written, between you and the Company with respect to your relationship with the Company, and can only be modified by a written agreement signed by you and by and a representative of the Company authorized to do so by the Board. No waiver of any term of this Agreement constitutes a waiver of any other term of this Agreement.
15.Severability. In the event that a court or other trier of fact invalidates one or more terms of this Agreement, all the other terms of this Agreement shall remain valid and enforceable.
16.Acceptance. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me. Note that this offer will expire at noon on October 26, 2018 if it is not accepted by then.
We look forward to the opportunity to welcome you to the Company,
Sincerely,

/s/ Sarah Friar
Sarah Friar, CEO

I have read and understood this offer letter and hereby acknowledge, accept, and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.
/s/ Craig Lisowski                        Date signed: January 13, 2019
Craig Lisowski

Exhibit A: Employee Invention Assignment and Confidentiality Agreement

EMPLOYEE INVENTION ASSIGNMENT AND
CONFIDENTIALITY AGREEMENT

In consideration of, and as a condition of my employment with Nextdoor.com, Inc., a Delaware corporation (the “Company”), I hereby represent to, and agree with the Company as follows:
1.Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its “Proprietary Information” (as defined in Section 7 below), its rights in “Inventions” (as defined in Section 2 below) and in all related intellectual property rights. Accordingly, I am entering into this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”) as a condition of my employment with the Company, whether or not I am expected to create inventions of value for the Company.
2.Disclosure of Inventions. I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets (the “Inventions”).
3.Work for Hire: Assignment of Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company’s business or actual or demonstrably anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company. I agree to assign, and do hereby assign, the Assigned Inventions to the Company.
4.Labor Code Section 2870 Notice. I have been notified and understand that the provisions of Sections 3 and 5 of this Agreement do not apply to any Assigned Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which states as follows:
ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT

EITHER: (1) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER. TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 2870(a), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.
5.Assignment of Other Rights. In addition to the foregoing assignment of Assigned Inventions to the Company, I agree to assign, and do hereby irrevocably transfer and assign, to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Assigned Inventions, even after termination of my work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of or credit on an Assigned Inventions, to object to or prevent the modification or destruction of any Assigned Inventions, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
6.Assistance. I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Assigned Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance. I appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.
7.Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company or a third party that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (the “Proprietary Information”). Such Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists and data, and domain names.
8.Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all such Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. I will not take with me or retain any documents or materials or copies thereof containing any Proprietary Information.
9.No Breach of Prior Agreement. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.
10.Efforts; Duty Not to Compete. I understand that my employment with the Company requires my undivided attention and effort. As a result, during my employment, I will not, without the company’s express written consent, engage in any other employment or business that (i) directly competes with the current or future business of the Company; (ii) uses any Company information, equipment, supplies, facilities or materials; or (iii) otherwise conflicts with the Company’s business interest and causes a disruption of its operations.
11.Notification. I hereby authorize the Company to notify third parties, including, without limitation, customers and actual or potential employers, of the terms of this Agreement and my responsibilities hereunder.
12.Non-Solicitation of Employees/Consultants. During my employment with the Company and for a period of one (1) year thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity.
13.Non-Solicitation of Suppliers/Customers. During and after the termination of my employment with the Company, I will not directly or indirectly solicit or otherwise take away customers or suppliers of the Company if, in so doing, I use or disclose any trade secrets or proprietary or confidential information of the Company. I agree that the non-public names and addresses of the Company’s customers and suppliers, and all other confidential information related to them, including their buying and selling habits and special needs, created or obtained by me during my employment, constitute trade secrets or proprietary or confidential information of the Company.
14.Name & Likeness Rights. I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed (including, but not limited to, film, video and digital or other electronic media), both during and after my employment, for any purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.
15.Return of Company Property. Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Assigned Inventions or Proprietary Information and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree (upon the Company’s request) to provide the Company with a computer-useable copy of all such Proprietary Information and then permanently delete and expunge such Proprietary Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed.
16.Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.
17.Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to its laws pertaining to conflict of laws. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.
18.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.
19.Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.
20.Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this Section 20 will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.
21.Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.
22.Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.
23.“At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. I understand that I am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or myself. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company. I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time.
24.Effective Date of Agreement. This Employee Invention Assignment and Confidentiality Agreement shall be effective as of the first day of my employment by the Company, which is February 4, 2019.

COMPANY:	EMPLOYEE:
Nextdoor.com, Inc.
By: /s/ Sarah Friar	/s/ Craig Lisowski Signature
Name: Sarah Friar	Craig Lisowski Name (Please Print)
Title: CEO

Paid Time Off
As a full-time employee, you’ll receive 15 days (3 weeks) of paid time off per calendar year. This accrue on a per pay-period basis.
Paid Holidays 2018
●New Year’s Day, Monday, January 1, 2019
●Martin Luther King Jr. Day, Monday, January 21, 2019
●President’s Day, Monday, February 18, 2019
●Memorial Day, Monday, May 27, 2018
●Independence Day Thursday, July 4, 2019
●Day after Independence Day, Friday, July 5, 2019
●Labor Day, Monday, September 2, 2019
●Thanksgiving Day, Thursday, November 28, 2019
●Day After Thanksgiving, Friday, November 29, 2019
●Christmas Break, Tuesday, December 24 and Wednesday, December 25, 2019
Medical, Dental, Vision
Medical
Effective first day of employment, Nextdoor offers a choice of three medical plans; Cigna Open Access PPO, Cigna Open Access In Network HMO, and Kaiser Permanente Platinum HMO. Coverage for employees and their dependents is 100% paid by the Company.
Vision
Also 100% covered by Nextdoor, our vision plan is provided by Vision Service Plan (www.vsp.com). Under the plan, you are able to get an eye exam plus prescription glasses or contact lenses every 12 months, subject to a small co-payment and maximum allowances.
Dental
Delta Dental is the provider of our dental plan, which is under the Premier PPO coverage. You guessed it – Dental is also 100% covered by the Company.
Additional Benefits Offered to Employees
●Parental Leave
●Pre-tax Commuter Benefits
●Supplemental Life Insurance
●Group Term Life and Accidental Death & Dismemberment (AD&D) Insurance

●Short Term and Long Term Disability
●Flexible Spending Accounts

401(k) Investment
Eligible first of the month after your hire date. This is a traditional plan on a pre-tax basis. There is currently not a 401(k) match.
The Fun Stuff
●Cool Get-Togethers
oSpeaker series, recorded for remote employees
●Company Milestone Celebrations
●Wellness Program
o$60 monthly fitness reimbursement
oCorporate discounts at local gyms
o50% of Color Genomics preventative screening
o5 o’clock Stretch
oTwo days Volunteer Time Off
●More food/drink than you can imagine
oGourmet coffee and espresso machines
oLimitless snacks, sodas and other drinks
●Company Swag
●$500 annual learning and development stipend
●One-time mobile phone reimbursement up to $500 to buy the device of your choice
●One-time headphone reimbursement up to $300
●Special Interest Groups
oWomen in the Neighborhood (WIN)
oWelcome @ Nextdoor (W@ND)
oBook Club

Dear Employee:
The following pages contain an Arbitration Agreement (the “Arbitration Agreement”). If there is a dispute between you and Nextdoor about your employment that cannot be resolved, this Arbitration Agreement relates to how such disputes would be decided.
Under the Arbitration Agreement, in many, but not all cases, employment disputes would be decided by a neutral arbitrator, instead of in a court or administrative hearing. You also agree that any disputes covered by the Arbitration Agreement would not proceed as class actions or class arbitrations. This means that you would pursue most employment related claims as an individual on your own behalf and that the final resolution would be only of your claims.
The Arbitration Agreement provides that Nextdoor will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that if you initiate arbitration, you must the filing fees up to the amount you would have paid had you filed a complaint in a court of law. The Arbitration Agreement does not ask you to waive any of the grounds on which you could make an employment-related claim or any types of remedies or damages that you could otherwise receive from a court or in an administrative hearing.
The Judicial Arbitration & Mediation Services, Inc.’s (“JAMS”) Employment Rules & Procedures (the “JAMS Rules”) referenced in the Arbitration Agreement are available at http://www.jamsadr.com/rules-employment-arbitration. The JAM’s Demand for Arbitration form referenced in the Arbitration Agreement is available at https://www.jamsadr.com/files/Uploads/Documents/JAMS_Arbitration_Demand.pdf.
Please read the Arbitration Agreement carefully and ask any questions you may have before you sign it. If you have any questions, you should direct them to the Nextdoor People team at peopleteam@nextdoor.com.
I acknowledge receipt of this letter and a copy of the Arbitration Agreement.

Date August 26, 2021
Employee Signature /s/ Craig Lisowski

Employee Printed Name Craig Lisowski

MUTUAL AGREEMENT TO ARBITRATE CLAIMS
I RECOGNIZE THAT DIFFERENCES MAY ARISE BETWEEN NEXTDOOR, INC. (THE “COMPANY”) AND ME DURING OR FOLLOWING MY EMPLOYMENT WITH THE COMPANY. IN CONSIDERATION OF MY NEW OR CONTINUED EMPLOYMENT WITH THE COMPANY, ITS PROMISE TO ARBITRATE ALL EMPLOYMENT-RELATED DISPUTES, AND MY RECEIPT OF THE COMPENSATION, PAY RAISES, AND OTHER BENEFITS PAID TO ME BY THE COMPANY, AT PRESENT AND IN THE FUTURE, THE COMPANY AND I AGREE THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER, OR BENEFIT PLAN OF THE COMPANY, IN THEIR CAPACITY AS SUCH OR OTHERWISE), ARISING OUT OF, RELATING TO, OR RESULTING FROM MY EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF MY EMPLOYMENT WITH THE COMPANY SHALL BE SUBJECT TO BINDING ARBITRATION UNDER THE ARBITRATION PROVISIONS SET FORTH IN THE FEDERAL ARBITRATION ACT.
1. Claims Covered by this Arbitration Agreement. This Arbitration Agreement (the “Arbitration Agreement”) to arbitrate covers all grievances, disputes, claims, or causes of action arising out of my employment with the Company and the termination thereof, whether under federal, state or local laws, but not including Excluded Claims (“Covered Claims”). Covered Claims include claims I may have against the Company or against its officers, directors, supervisors, managers, employees, or agents in their capacity as such or otherwise, or that the Company may have against me.
Covered Claims include, without limitation, claims arising out of or related to your employment, application for employment, claims for overtime, unpaid wages, bonuses or commissions, claims involving meal and rest breaks, background checks, privacy, trade secrets, copyright, trademark, license, patent, unfair competition, wrongful termination, breach of contract (whether oral, electronic, or written, express or implied), intentional or negligent infliction of emotional distress, fraud, misrepresentation, interference with economic advantage, defamation, libel, slander, false light, benefits, classification of any kind, 401(k), leaves of absence, paid time off, expense reimbursement, retaliation, discrimination including gender discrimination, and harassment (but not sexual harassment, an Excluded Claim). Covered Claims also include claims arising under the Fair Credit Reporting Act, Defend Trade Secrets Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §1981, Rehabilitation Act, Civil Rights Acts of 1866 and 1871, the Civil Rights Act of 1991, 8 U.S.C. § 1324b (unfair immigration related practices), the Pregnancy Discrimination Act, Equal Pay Act, Americans With Disabilities Act, Age Discrimination in Employment Act, Family Medical Leave Act, Fair Labor Standards Act, Employee Retirement Income Security Act (except for claims for employee benefits under any benefit plan sponsored by the Company and (a) covered by the Employee Retirement Income Security Act of 1974 or (b) funded by insurance), Affordable Care Act, Genetic Information Non-Discrimination Act, Uniformed Services Employment and Reemployment Rights Act, Worker Adjustment and Retraining Notification Act, Older Workers Benefits Protection Act of 1990, Occupational Safety and Health Act, Consolidated Omnibus Budget Reconciliation Act of 1985, False Claims Act, state or local statutes or regulations addressing the same or similar subject matters, and all other federal, state or local statutory and legal claims arising out of or relating to your employment or the termination of employment (including without limitation torts and post-employment defamation, libel, slander, false light, or retaliation). All claims in arbitration are subject to the same statutes of limitation that would apply in court.

2. Claims Not Covered. Specifically excluded from this Arbitration Agreement are claims for Sexual Harassment (unwelcome sexual advances, requests for sexual favors, and other verbal or physical harassment of a sexual nature) or sexual assault, and any claims that are not arbitrable by law (collectively, the “Excluded Claims”), which include claims for:
(a) workers’ compensation;
(b) unemployment compensation benefits;
(c) suits brought under the Private Attorneys General Act (Cal. Labor Code § 2698);
(d) administrative claims filed with government agencies such as the Department of Industrial Relations Labor Commission, the Equal Employment Opportunity Commission (EEOC), Department of Fair Employment and Housing (DFEH), or the National Labor Relations Board (NLRB), except that this Arbitration Agreement does preclude you from pursuing court action regarding any such claim;
(e) claims that are expressly required to be arbitrated under a different procedure required by the Company's Executive benefit plans, if any;
(f) claims seeking injunctive relief intended to prohibit activities that threaten future injury to the general public;
(g) any claim that could be decided by a State of California Small Claims Court; and
(h) any claims which are expressly excluded from binding arbitration by controlling law or public policy.
To the extent that the parties’ dispute involves Covered Claims and Excluded Claims, the parties agree to bifurcate and stay the Excluded Claims pending the resolution of the arbitration proceedings. Either party may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with a Covered Claim, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such relief.
If a dispute includes both Covered Disputes and Excluded Disputes, Covered Disputes will proceed to arbitration, while Excluded Disputes will be determined in a court or other required forum, unless I and the Company agree to the contrary after the dispute arises.
I understand that this Arbitration Agreement does not restrict my rights to engage in concerted activities under Section 7 of the National Labor Relations Act.
3. Class Action Waiver. This Arbitration Agreement affects your ability to bring or participate in class or collective actions. Both the Company and I agree to bring any dispute in arbitration on an individual basis only, and not on a class or collective basis on behalf of others. There will be no right or authority for any dispute to be brought, heard or arbitrated as a class or collective action, or as a member in any such class or collective proceeding (“Class Action Waiver”). Notwithstanding any other provision of this Arbitration Agreement or the JAMS Rules (defined below), disputes in court or arbitration regarding the validity, enforceability or breach of the Class Action Waiver may be resolved only by the court and not by an arbitrator. In any case in which (1) the dispute is filed as a class or collective action and (2) there is a final judicial determination that all or part of the

Class Action Waiver is unenforceable, the class and/or collective action to that extent must be litigated in a civil court of competent jurisdiction, but the portion of the Class Action Waiver that is enforceable shall be enforced in arbitration. You will not be retaliated against, disciplined or threatened with discipline as a result of your filing of or participation in a class or collective action in any forum. However, the Company may lawfully seek enforcement of this Arbitration Agreement and the Class Action Waiver under the Federal Arbitration Act and seek dismissal of such class or collective actions or claims. The Class Action Waiver shall be severable in any case in which the dispute is filed as an individual action and severance is necessary to ensure that the individual action proceeds in arbitration.
4. Waiver of Right to Court or Jury Trial. I understand that, by signing this Arbitration Agreement, both the Company and I are giving up any right we may have to a trial by jury and are giving up rights of appeal following the rendering of a decision except as applicable law provides for judicial review of arbitration decisions.
5. Arbitration Procedures. The Company and I agree that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Rules & Procedures (the “JAMS Rules”), which are available at http://www.jamsadr.com/rules-employment-arbitration/. Arbitration may be initiated using JAMS’ Demand for Arbitration form (the “Demand”), and submitting a copy of it to JAMS. The party filing the demand must also provide the other party with a copy of the Demand within three (3) days of submitting it to JAMS. A copy of the Demand form may be requested from JAMS or found on its website, https://www.jamsadr.com/files/Uploads/Documents/JAMS_Arbitration_Demand.pdf. Any arbitration procedure must be demanded or initiated within the same period of time that a civil action or administrative claim based on the Covered Dispute could be commenced.
The Company and I agree that any arbitration under this Arbitration Agreement shall be conducted in San Francisco County or the site of the closest JAMS office to my primary place of employment for the Company. The Company and I will attempt to agree upon an arbitrator within twenty-one (21) calendar days of notice to the non-initiating party of the Demand. If the parties are not able to agree upon a neutral arbitrator within that timeframe, the arbitrator will be selected pursuant to JAMS’ Employment Rules & Procedures. The parties agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudications, motions to dismiss and demurrers. The arbitrator must follow applicable law and may award only those remedies that would have applied had the matter been heard in court. The arbitrator’s decision must be in writing and contain findings of fact and conclusions of law. The Company and I agree that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. The Company agrees that it will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that I shall pay any filing fees associated with any arbitration that I initiate, but only so much of the filing fees as I would have paid had I filed a complaint in a court of law. Each party is responsible for their own attorney fees, subject to any award of fees.
6. Modification/Entire Agreement. This Arbitration Agreement shall survive the termination of my employment. It can only be revoked or modified by a writing signed by the parties that specifically states an intent to revoke or modify this Arbitration Agreement. This is the complete agreement of the parties on the subject of arbitration of disputes (except for any arbitration agreement in connection with any pension or benefit plan). This Arbitration Agreement supersedes any prior or contemporaneous oral or written understanding on the subject. No party is relying on any representations, oral or written, on the subject of the effect, enforceability, or meaning of this Arbitration Agreement, except as specifically set forth in this Agreement. If any provision of this Arbitration Agreement is found to be unenforceable, in whole or in part, such finding shall not affect the validity of the remainder of this Arbitration Agreement and this Arbitration Agreement shall be reformed to the greatest extent possible to ensure that the resolution of all conflicts between the parties are resolved by neutral, binding arbitration.
7. Violation of this Arbitration Agreement. Should any party to this Arbitration Agreement pursue any arbitrable dispute by any method other than arbitration, the responding party shall recover from the initiating party all damages, costs, expenses and attorneys’ fees incurred as a result of such action.
8. Not an Employment Agreement. This Arbitration Agreement is not and shall not be construed to create any contract of employment, express or implied. Nor does this Arbitration Agreement alter the at-will status of any employment.
[Signature Page Follows]

By signing below:
● I represent and acknowledge that have read, understand and agree to the terms of this Arbitration Agreement.
● I represent and acknowledge that I have been given a sufficient time to fully review this Arbitration Agreement and an opportunity to ask questions about it before signing this document.
● I represent and acknowledge that any questions I have about the
Arbitration Agreement have been fully answered prior to my signing the Arbitration Agreement.
● In making this Arbitration Agreement, I acknowledge and
understand that I am relinquishing the right to a court or jury trial of any Covered Claim, except as otherwise provided by law or this
Arbitration Agreement, and further that I have waived the right to proceed in a class action involving a Covered Claim.
EMPLOYEE
By: /s/ Craig Lisowski
(Signature)

Name: Craig Lisowski
(Print)
Accepted and Agreed to:
NEXTDOOR, INC.

By: /s/ Bryan Power
Name: Bryan Power
Title: Head of People